Microbot Medical Strengthens Global IP Portfolio with Canadian Notice of Allowance for a Patent Application for a Shunt Stenosis Prevention System

HINGHAM, MA - April 23, 2019 – As it continues to receive an overwhelming positive response from global jurisdictions, Microbot Medical Inc. (NASDAQ: MBOT) expands its IP portfolio as it receives a Notice of Allowance from the Canadian Intellectual Property Office for Patent Application No. 2,850,279, which pertains to a device for the prevention of shunt stenosis.

With this latest Notice of Allowance, the Company now has 32 issued/allowed patents and 19 patent applications pending worldwide.

“As we continue to make progress on our primary clinical objectives, we have also excelled at expanding Microbot’s innovative IP portfolio, globally,” commented Harel Gadot, CEO, President and Chairman. “This latest allowance in Canada represents another significant step toward achieving this goal and creating value that cements our positions as an emerging global leader in micro-robotics.”

The allowed patent application covers a system for reducing venous stenosis associated with the use of hemodialysis shunts. A clearing device is inserted, and exerted, through a first bore, while dialyzed blood is being returned into the blood vessel through a second bore. The clearing device may be a passive device moved down the blood vessel by the blood flow or an autonomous crawling device, such as the Company’s TipCat™ device, which is based on a series of sequentially inflatable chambers.

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRob™, TipCAT™ and CardioSert™, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: The Self-Cleaning Shunt, or SCS™, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH. The Company also is focused on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRob™ technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRob™ please visit http://www.microbotmedical.com/technology/virob/.

TipCAT™ is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCAT™, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSert™ technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSert™ technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSert™ was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights, and the outcomes with respect to any litigation the Company is involved in from time to time (including the success of any appeals). Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754